Exhibit 10.1

GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (the “Agreement”), dated as of January 7, 2016, is made and entered into by and between Andrew Minkow (“Executive”) and Pioneer Power Solutions, Inc. (“Pioneer”).

For good and valuable consideration, receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from Pioneer and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, Andrew Minkow and Pioneer agree as follows:

1.        Separation from Employment. Effective January 7, 2016 (the “Separation Date”), Executive’s employment with Pioneer shall cease based upon the mutual agreement of the parties hereto and he shall, as of the Separation Date, relinquish all positions, offices, and authority with Pioneer. On the date Executive executes this Agreement, he shall also execute the resignation letter attached hereto as Exhibit A confirming his resignation from Pioneer’s Board of Directors. Executive acknowledges and agrees, except for the payments described hereunder, Executive has no rights to any other wages and other compensation or remuneration of any kind due or owed from Pioneer, including, but not limited, to all wages, reimbursements, bonuses, advances, vacation pay, severance pay, vested or unvested equity or stock options, awards, and any other incentive-based compensation or benefits to which Executive was or may become entitled or eligible, except that, upon the presentation by Executive of an itemized accounting of such expenditures, with supporting receipts, Executive shall be paid all wages and expense reimbursement due and owing him through and including the Separation Date and shall receive reimbursement for all reasonable and customary out-of-pocket expenses incurred in connection with his provision of consulting services hereunder in compliance with Pioneer’s expense reimbursement policies.

2.        Employment Agreement. As of the Separation Date, the employment agreement between the parties dated March 30, 2012 and further amended on November 11, 2014 (the “Employment Agreement”) shall terminate forever and no party shall have any further obligation or liability thereunder, except that Executive acknowledges and agrees that ARTICLE III CONFIDENTIAL INFORMATION and ARTICLE IV COVENANTS of the Employment Agreement, and all sections and provisions thereunder, shall remain in full force and effect in accordance with their terms. Pioneer agrees that it shall instruct its senior managers to refrain from publishing any oral or written statements about Executive that (i) are slanderous, libelous or defamatory; or (ii) place the Executive in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

3.        Consideration. In consideration of this Agreement and the release herein becoming effective, and his compliance with his obligations hereunder, Pioneer shall provide Executive with the following: (i) an engagement to provide consulting services on the terms set forth in Section 4 for a period of three (3) months following the Separation Date (the “Consultancy Period”); (ii) severance payments, in an amount equal to his base salary for three (3) months, less taxes and other withholdings (the “Severance Payments”), to be paid in accordance with Pioneer’s standard payroll practices beginning on the first payroll date occurring after the sixtieth (60th) day following the expiration of the Consultancy Period, provided that the first payment shall include any amounts that would have otherwise been payable during such sixty (60) day period, subject to Executive’s continuing compliance with the terms and provisions of this Agreement; and (iii) an additional lump sum cash payment sufficient, on an after tax basis, to provide the Executive with funds to pay the equivalent of the employer portion of the premium (including any administrative fee) under Pioneer’s health, dental and vision insurance plans for twelve (12) months of COBRA coverage payable on the first payroll date occurring after the sixtieth (60th) day following the Separation Date. Any grants of equity-based incentive compensation made by Pioneer to Executive under the Pioneer Power Solutions, Inc. 2011 Long-Term Incentive Plan (the “Plan”) shall be subject to the terms of the Plan and as further set forth in the applicable grant documents. For the avoidance of doubt, Executive will be on a pre-arranged vacation from March 23, 2016 through and including April 2, 2016, and will not be available to render consulting services during that period. The Parties agree that the Consultancy Period shall be extended for a period of up to eight (8) business days from April 7, 2016, to the extent necessary to allow Executive to make up any hours required pursuant to Paragraph 4 below.

4.        Consulting Services. During the Consultancy Period, Executive shall provide to Pioneer consulting services concerning such matters and responsibilities as are reasonably requested by Pioneer through its President & CEO or new Chief Financial Officer. Executive shall make himself available to perform these services for up to forty (40) hours per week, as determined by Pioneer. In exchange for such consulting services, Pioneer shall pay Executive at the rate of $25,000 per month, pro rated for any partial months during the Consultancy Period, and payable in accordance with Pioneer’s standard payroll practices and agrees to indemnify Executive to the same extent he was indemnified during his employment with Pioneer to the extent permitted by law, contract and statute. Executive’s relationship with Pioneer in connection with the consulting services contemplated in this Section 4 shall be that of independent contractor, and Executive shall not be an employee of Pioneer for any purpose whatsoever, on and as of the Separation Date, such that Executive will not be entitled to the benefit of any employee plans, programs or benefits, as a result of or in connection with such consulting services. Executive understands that he is responsible to pay, according to the applicable law, his income taxes. The parties agree that any tax consequences or liability arising from Pioneer’s payments to Executive for consulting services shall be the sole responsibility of Executive. Should any state or federal taxing authority determine that any of the payments hereunder constitute income subject to withholding under any federal or state law, then Executive agrees to indemnify and hold Pioneer harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

5.        Supplemental Consideration. In consideration of the Executive’s execution on the date of the expiration of the Consultancy Period or within five (5) business days thereafter, without revocation, of the supplemental release agreement attached hereto as Exhibit B (the “Supplemental Release Agreement”), and his compliance with his obligations both hereunder and thereunder, Pioneer shall provide Executive with additional payments, in an amount equal to his base salary for six (6) months, less taxes and other withholdings, to be paid in accordance with Pioneer’s standard payroll practices commencing on the first payroll date occurring after the cessation of the Severance Payments.

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6.        Release of Claims. For and in consideration of the right to receive the consideration described in Section 3 of this Agreement, Executive fully and irrevocably releases and discharges Pioneer, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by Executive. Such released claims include, without limitation, claims relating to or arising out of: (i) Executive’s hiring, compensation, benefits and employment with Pioneer, (ii) Executive’s separation from employment with Pioneer, and (iii) all claims known or unknown or which could or have been asserted by Executive against Pioneer, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims under Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Executive Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the New York State and City Human Rights Laws and any other similar or equivalent state laws; the New Jersey Law Against Discrimination, the New Jersey Conscientious Executive Protection Act, and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Executive Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Executive does not release Executive’s right to enforce the terms of this Agreement or Executive’s common law, contractual, statutory or other rights to indemnification arising from, or in connection with, Executive’s employment with, or service as a director of, Pioneer or in connection with Executive’s performance of consulting services hereunder.

7.        Review and Consultation.  Executive acknowledges that: (a) this Agreement is written in terms and sets forth conditions in a manner which he understands; (b) he has carefully read and understands all of the terms and conditions of this Agreement; (c) he agrees with the terms and conditions of this Agreement; and (d) he enters into this Agreement knowingly and voluntarily.  Executive acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed, that he has been given twenty-one (21) days from receipt of this Agreement in which to consider whether he wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period, and that Pioneer advises Executive to consult with an attorney before he signs this Agreement.  Pioneer agrees, and Executive represents that he understands, that he may revoke his acceptance of this Agreement at any time for seven (7) days following his execution of the Agreement and must provide notice of such revocation by giving written notice to Pioneer.  If not revoked by written notice received on or before the eighth (8th) day following the date of his execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such eighth (8th) day.

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8.        Confidentiality. Executive agrees that he will keep both the fact of this Agreement and the terms of this Agreement confidential, and will not disclose the fact of this Agreement or the terms of this Agreement to anyone other than the Executive's spouse/registered domestic partner, attorney or accountant/tax advisor, unless (a) otherwise required to under applicable law or regulation after providing reasonable notice in writing to Pioneer and a reasonable opportunity to challenge any such disclosure, or (b) this Agreement becomes public other than through breach of this Agreement by Executive . For the avoidance of doubt, nothing herein shall preclude Executive from stating in sum and substance to prospective employers that his decision to leave Pioneer was mutual and amicable, that he served as a consultant to Pioneer for three months following his departure, and that he left Pioneer to pursue other opportunities.

9.        Governing Law/Venue. The parties agree that the Agreement shall be governed by and construed under the laws of the State of New York. In the event of any dispute regarding this Agreement or Executive’s employment, the parties hereby irrevocably agree to submit to the federal and state courts situated in New York, New York, and Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts.

10.      Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

11.      Acknowledgment. Executive acknowledges and agrees that the severance payments and other consideration provided herein are consideration to which Executive is not otherwise entitled except pursuant to the terms of this Agreement, and are being provided in exchange for Executive’s compliance with his obligations set forth hereunder.

12.      No Admission of Liability. This Agreement shall not in any way be construed as an admission by Pioneer or Executive of any acts of wrongdoing or violation of any statute, law or legal right.

13.      Sole Agreement and Severability. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

SIGNATURE PAGE FOLLOWS

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PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST PIONEER POWER SOLUTIONS, INC.

PIONEER POWER SOLUTIONS, INC.	ANDREW MINKOW

By: /s/ Nathan Mazurek	/s/ Andrew Minkow

Title: President	Date: January 7, 2016

Date: January 7, 2016

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EXHIBIT A

January 7, 2016

Nathan Mazurek

President & CEO

Pioneer Power Solutions, Inc.

400 Kelby Street, 12th Floor

Fort Lee, NJ 07024

Re: Resignation

Dear Mr. Mazurek:

Please be advised that I resign from the Pioneer Power Solutions, Inc. Board of Directors effective January 7, 2016.

Very truly yours,

/s/ Andrew Minkow

Andrew Minkow

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EXHIBIT B

SUPPLEMENTAL RELEASE AGREEMENT

In consideration of the consideration set forth in the General Release and Severance Agreement (the “Agreement”), dated as of January 7, 2016, between Andrew Minkow (“Executive”) and Pioneer Power Solutions, Inc. (“Pioneer”), the parties agree to this supplemental release agreement (the “Supplemental Release Agreement”).

1.         Release of Claims. For and in consideration of the right to receive the consideration described in the Agreement, Executive fully and irrevocably releases and discharges Pioneer, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys from any and all claims arising or existing on, or at any time prior to, the date this Supplemental Release Agreement is signed by Executive. Such released claims include, without limitation, claims relating to or arising out of: (i) Executive’s hiring, compensation, benefits and employment with Pioneer, (ii) Executive’s separation from employment with Pioneer; (iii) Executive’s consulting relationship with Pioneer; and (iv) all claims known or unknown or which could or have been asserted by Executive against Pioneer, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims under Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Executive Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the New York State and City Human Rights Laws and any other similar or equivalent state laws; the New Jersey Law Against Discrimination, the New Jersey Conscientious Executive Protection Act, and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Executive Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Executive does not release Executive’s right to enforce the terms of the Agreement, this Supplemental Release Agreement, or Executive’s common law, contractual, statutory or other rights to indemnification arising from, or in connection with, Executive’s employment with, or service as a director of, Pioneer or in connection with Executive’s performance of consulting services hereunder.

2.         Review and Consultation.  Executive acknowledges that: (a) this Supplemental Release Agreement is written in terms and sets forth conditions in a manner which he understands; (b) he has carefully read and understands all of the terms and conditions of this Supplemental Release Agreement; (c) he agrees with the terms and conditions of this Supplemental Release Agreement; and (d) he enters into this Supplemental Release Agreement knowingly and voluntarily.  Executive acknowledges that he does not waive rights or claims that may arise after the date this Supplemental Release Agreement is executed, that he has been given twenty-one (21) days from receipt of this Supplemental Release Agreement in which to consider whether he wanted to sign it, that any modifications, material or otherwise made to this Supplemental Release Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period, and that Pioneer advises Executive to consult with an attorney before he signs this Supplemental Release Agreement.  Pioneer agrees, and Executive represents that he understands, that he may revoke his acceptance of this Supplemental Release Agreement at any time for seven (7) days following his execution of the Supplemental Release Agreement and must provide notice of such revocation by giving written notice to Pioneer.  If not revoked by written notice received on or before the eighth (8th) day following the date of his execution of the Supplemental Release Agreement, this Supplemental Release Agreement shall be deemed to have become enforceable and on such eighth (8th) day.

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3.         Confidentiality. Executive agrees that he will keep both the fact of this Supplemental Release Agreement and the terms of this Supplemental Release Agreement confidential, and will not disclose the fact of this Supplemental Release Agreement or the terms of this Supplemental Release Agreement to anyone other than the Executive's spouse/registered domestic partner, attorney or accountant/tax advisor, unless (a) otherwise required to under applicable law or regulation after providing reasonable notice in writing to Pioneer and a reasonable opportunity to challenge any such disclosure or (b) this Supplemental Release Agreement becomes public other than through breach of this Supplemental Release Agreement by Executive. For the avoidance of doubt, nothing herein shall preclude Executive from stating in sum and substance to prospective employers that his decision to leave Pioneer was mutual and amicable, that he served as a consultant to Pioneer for three months following his departure, and that he left Pioneer to pursue other opportunities.

4.         Governing Law/Venue. The parties agree that the Supplemental Release Agreement shall be governed by and construed under the laws of the State of New York. In the event of any dispute regarding this Supplemental Release Agreement or Executive’s employment or consultancy engagement, the parties hereby irrevocably agree to submit to the federal and state courts situated in New York, New York, and Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts.

5.         Voluntary. This Supplemental Release Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that they have had ample opportunity to have this Supplemental Release Agreement reviewed by the counsel of their choice.

6.         Acknowledgment. Executive acknowledges and agrees that the severance payments and other consideration provided in the Agreement or herein are consideration to which Executive is not otherwise entitled except pursuant to the terms of this Supplemental Release Agreement, and are being provided in exchange for Executive’s compliance with his obligations set forth hereunder.

7.         No Admission of Liability. This Supplemental Release Agreement shall not in any way be construed as an admission by Pioneer or Executive of any acts of wrongdoing or violation of any statute, law or legal right.

SIGNATURE PAGE FOLLOWS

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PLEASE READ CAREFULLY. THIS SUPPLEMENTAL RELEASE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST PIONEER POWER SOLUTIONS, INC.

PIONEER POWER SOLUTIONS, INC.	ANDREW MINKOW

By: __________________________	________________________

Title: _________________________	Date: _______________________

Date: _________________________

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